As filed with the Securities and Exchange Commission on September 20, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ACRES GAMING INCORPORATED
(Exact name of Registrant as specified in its charter)

Nevada (State of Incorporation)	88-0206560 (I.R.S. Employer Identification No.)

7115 Amigo, Suite 150
Las Vegas, Nevada 89119
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

ACRES GAMING INCORPORATED 1993 STOCK OPTION AND INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN
ACRES GAMING INCORPORATED AND RICHARD SCHNEIDER
NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN
ACRES GAMING INCORPORATED AND REED ALEWEL
NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN
ACRES GAMING INCORPORATED AND FLOYD GLISSON
(Full titles of the plans)

Patrick W. Cavanaugh
Senior Vice President, Chief Financial Officer and Treasurer
ACRES GAMING INCORPORATED
7115 Amigo, Suite 150
Las Vegas, Nevada 89119
(702) 263-7588
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Patrick J. Simpson
Danielle Benderly
PERKINS COIE LLP
1211 S.W. Fifth Avenue, Suite 1500
Portland, OR 97204
(503) 727-2000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price Per Share(2)	Offering Price(2)	Fee

Common Stock, $.01 par value per share, under the:
1993 Stock Option and Incentive Plan	1,250,000	$5.90	$7,375,000.00	$678.50

Non-Qualified Stock Option Agreement between Acres Gaming Incorporated and:
Richard Schneider	25,000	$5.90	$147,500.00	$13.57
Reed Alewel	25,000	$5.90	$147,500.00	$13.57
Floyd Glisson	135,000	$5.90	$796,500.00	$73.28

Total:	1,435,000	$5.90	$8,466,500.00	$778.92

(1)  Together with an indeterminate number of shares that may be reserved for issuance pursuant to such employee benefit plans as a result of stock splits, stock dividends, spin off, combination or exchange of shares, recapitalization, merger, consolidation, non-cash distribution to shareholders, or similar adjustment of outstanding common stock.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Registrant’s common stock on September 16, 2002, as reported on the Nasdaq SmallCap Market.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

     (a)  The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2001, filed on September 28, 2001;

     (b)  The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002 filed on November 14, 2001, February 14, 2002, and May 15, 2002, respectively;

     (c)  The Registrant’s Current Report on Form 8-K filed on May 9, 2002; and

     (d)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on September 27, 1993, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

     There may be risks and your recovery may be limited as a result of our prior use of Arthur Andersen LLP as our independent accounting firm. On March 14, 2002, Arthur Andersen LLP, our independent public accounting firm since 1993, was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron. On May 6, 2002, we dismissed Arthur Andersen LLP as our independent public accountants and we have hired PriceWaterhouse Coopers LLP as our independent auditors for the year ended June 30, 2002. As a public company, we are required to file with the Commission periodic financial statements audited or reviewed by an independent accountant including those incorporated herein by reference. Because our former audit partner has left Arthur Andersen LLP, we have not been able to obtain the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act after reasonable efforts. The Commission has recently provided regulatory relief designed to allow companies that file reports with the Commission to dispense with the requirement to file a consent of Arthur Andersen LLP in certain circumstances. However, investors will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 78.751 of the Nevada General Corporation Law provides that a corporation may indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and that were incurred in connection with actions, suits, or proceedings, except an action by or in the right of the corporation, in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been adjudged to be liable to the corporation, (ii) acted in good faith, (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful and (iv) reasonably believed that the conduct was in the best interests of the corporation. Section 78.752 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have had the power to indemnify the person against the liability under the provisions of such section.

     Article IX of our Bylaws provides that our directors, officers and representatives shall have the rights to indemnification in accordance with, and to the fullest extent provided by, Section 78.751 of the Nevada General Corporation Law.

     Our Articles of Incorporation include a provision that limits personal liability for breach of the fiduciary duty of our directors to the extent provided by Section 78.037 of the Nevada General Corporation Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.

23.1	Consent of Perkins Coie LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Acres Gaming Incorporated 1993 Stock Option and Incentive Plan (incorporated by reference to Appendix 2 to the definitive proxy statement for the Company’s 1996 Annual Meeting of Shareholders filed with the SEC on November 11, 1996)

99.2	Nonqualified Stock Option Agreement between Acres Gaming Incorporated and Richard Schneider dated December 8, 1999.

99.3	Nonqualified Stock Option Agreement between Acres Gaming Incorporated and Reed Alewel dated December 8, 1999.

99.4	Nonqualified Stock Option Agreement between Acres Gaming Incorporated and Floyd Glisson dated December 8, 1999.

Item 9. Undertakings

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 19, 2002.

ACRES GAMING INCORPORATED

By:	/s/ Floyd W. Glisson

Floyd W. Glisson Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Floyd W. Glisson and Patrick W. Cavanaugh, or either of them, as attorneys-in-fact and agents with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments or supplements to this registration statement, including any and all post-effective amendments, hereby grants to them full power and authority to do and perform each and every act and thing requisite and necessary to be done, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on September 19, 2002.

/s/ Floyd W. Glisson Floyd W. Glisson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick W. Cavanaugh Patrick W. Cavanaugh	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ronald G. Bennett Ronald G. Bennett	Director

/s/ Robert W. Brown Robert W. Brown	Director

/s/ Roger B. Hammock Roger B. Hammock	Director

/s/ David R. Willensky David R. Willensky	Director

/s/ Richard D. Furash Richard D. Furash	Director

INDEX TO EXHIBITS

TO FORM S-8
FOR ACRES GAMING INCORPORATED

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.

23.1	Consent of Perkins Coie LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Acres Gaming Incorporated 1993 Stock Option and Incentive Plan (incorporated by reference to Appendix 2 to the definitive proxy statement for the Company’s 1996 Annual Meeting of Shareholders filed with the SEC on November 11, 1996)

99.2	Nonqualified Stock Option Agreement between Acres Gaming Incorporated and Richard Schneider dated December 8, 1999.

99.3	Nonqualified Stock Option Agreement between Acres Gaming Incorporated and Reed Alewel dated December 8, 1999.

99.4	Nonqualified Stock Option Agreement between Acres Gaming Incorporated and Floyd Glisson dated December 8, 1999.